EMPLOYMENT AGREEMENT

This Employment Agreement (“the Agreement”) is made and entered into on the 23rd day of April, 2015 (“the Effective Date”), by and between Cheviot Savings Bank, an Ohio-chartered stock savings and loan association (“the Bank”) and Mark Reitzes (“the Executive”).  Any reference to the “Company” shall mean Cheviot Financial Corp., the holding company of the Bank.  The Company is a signatory to this Agreement for the purpose of guaranteeing the Bank’s performance hereunder.

WHEREAS, the Bank desires and intends to employ the Executive as the President and Chief Executive Officer of the Bank;

WHEREAS, the Executive desires and intends to be employed as the President and Chief Executive Officer of the Bank; and

WHEREAS, the Board of Directors of the Bank (“the Board”) believes it is in the best interests of the Bank to enter into this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants herein, the fairness and adequacy thereof being stipulated by the parties, the Bank and the Executive hereby agree as follows:

1.           Engagement.  The Bank, duly acting through its Board, hereby employs the Executive as the President and Chief Executive Officer of the Bank.  At all times hereunder the Executive shall report to the Board.  Executive also shall be nominated as a member of the Board, subject to election by members or shareholders of the Bank, as the case may be.  Executive also agrees to serve, if elected, as an officer and director of any affiliate of the Bank.

2.           Duties.  The Executive shall be the official representative of the Bank in the management and administration of the Bank.  As such, the Executive shall perform all duties required by law, by this Agreement, by the bylaws and policies of the Bank, and by the Board, including any and all duties and responsibilities assigned to him by the Board. The Executive’s specific duties and responsibilities shall include, but not be limited to, the following:

(a)           Responsibility for the overall management and direction of the Bank;

(b)           Providing leadership and direction to all departments of the Bank;

(c)           Implementing strategic plans and objectives as established by the Board;

(d)           Overseeing company interaction with the SEC and other regulatory authorities, and corporate governance;

(e)           Reporting and reviewing all Bank activities to the Board;

(f)           Establishing and maintaining good relations with media and all shareholders;

(g)           Maintaining membership on various committees of the Bank as prescribed by Board policies;

(h)           Cultivating relationships in the community to aid in the development of business relationships for the Bank;

(i)           Providing mentoring and coaching for all staff so that an effective succession is in place in all areas of the Bank, including the position of President and CEO;

(j)           Developing and maintaining a business plan for the Bank on a rolling three-year platform;

(k)           Responsibility for the Bank’s ROA, ROE, loan growth, core deposit growth and efficiency ratios;

(l)           Developing an annual budget for each year; and

(m)           Any and all other duties as directed by the Board.

3.           Devotion of Best Efforts.  The Executive agrees that he shall remain committed to the performance of his duties hereunder, and that he shall use his best efforts to perform those duties faithfully, industriously and with maximum application of experience, ability and talent.  Such duties shall be rendered at the home office of the Bank, located in Cheviot, Ohio, and at such other branches of the Bank, or such other locations, that the Board and the Executive deem appropriate for the interest, need, business or opportunity of the Bank.  The expenditure of reasonable amounts of time for personal business, as well as charitable and professional development activities, shall not be deemed a breach of this Agreement, provided that such activities are not otherwise prohibited under this Agreement, and provided that such activities do not interfere with the duties required to be performed under this Agreement.

4.           Term; Automatic Renewal.  The term of this Agreement shall be one (1) year, commencing on April 15, 2015.  On April 15, 2016, and on each subsequent one-year anniversary thereof (collectively “the Anniversary Date”), this Agreement shall be automatically renewed for an additional one (1) year term, unless either party provides the other party with written notice of its election to not renew this Agreement at least sixty (60) days prior to the next Anniversary Date.  In the event either party provides such notice of non-renewal, this Agreement shall terminate upon the next Anniversary Date.  For purposes of this Agreement, the word “term” shall refer to both the initial term of this Agreement and any renewal term.

5.           Compensation.  In consideration of the services performed by the Executive under this Agreement, the Bank shall provide the Executive with the following compensation.

5.1           Base Salary. The Bank shall pay the Executive a salary of $275,000 per year (“Base Salary”), less deductions for withholding required by law and less other deductions authorized by the Executive.  The Executive’s annual base salary shall be payable in accordance with the normal payroll procedures of the Bank.

5.2           Annual Performance Review; Adjustment of Base Salary.  The Executive’s performance shall be reviewed annually by the Board. The Executive’s salary may be adjusted by the Board in accordance with such review.  Any such adjustment to the Executive’s salary shall become “Base Salary” for purposes of this Agreement.  The Board’s annual review of the Executive’s performance shall be based on the following weighted performance goals:

(a) achieving an ROA of .65 (weight of 10%);

(b) community involvement, defined as involvement by the Executive on behalf of the Bank in community groups and organizations, as well as calls on area businesses and public groups, including municipalities, townships and school districts, while leading a change in the Bank’s culture to a sales culture with company buy-in (weight of 20%);

(c) generation of $200,000,000 in closed loans as of December 31, 2015 by the commercial loan department, while maintaining safety and soundness (weight of 10%);

(d) generation of $90,000,000 in sold loans as of December 31, 2015 by the residential loan department, while maintaining safety and soundness (weight of 10%);

(e) generation of $64,200,000 in booked loans as of December 31, 2015 by the residential loan department, while maintaining safety and soundness (weight of 10%);

(f)  generation of $40,000,000 in builder or construction loans that will be sold, while maintaining safety and soundness (weight of 10%);

(g) increase of deposit growth by $157,000,000 (weight of 15%); and

(h) improve the efficiency ratio to .69 or better (weight of 15%).

To assist the Board in the annual performance evaluation, the Executive agrees to furnish such oral and/or written reports as may be reasonably required by the Board.  The Executive may submit a written self-evaluation of his performance to the Board.  The Executive understands that the Board may consult with the staff of the Bank, as well as external consultants, in evaluating the Executive’s performance.  The weighted performance goals described in this subsection may, at the discretion of the Board, be adjusted from year to year.  Any such adjustment to the goals or to the weight assigned each goal shall be memorialized in a writing and attached to this Agreement.

5.3           Bonus Plan. The Executive also will be eligible to participate in an annual bonus plan.  During the period of April 1, 2015 through December 31, 2015, the Executive’s annual bonus, if any, shall be determined based on the following criteria:

(a) for an ROA of .65, the Executive’s annual bonus will be $25,000;

(b) for an ROA of .70, the Executive’s annual bonus will be $40,000;

(c) for an ROA of .75, the Executive’s annual bonus will be $70,000; or

(d) for an ROA of .80, the Executive’s annual bonus will be $117,000.

The amount of the Executive’s annual bonus, if any, will be determined at the time of his annual performance evaluation.  The Executive shall not be eligible for an annual bonus if the Executive is not employed by the Bank on December 31 of the then-current calendar year. The bonus plan criteria described in this subsection may, at the discretion of the Board, be adjusted from year to year.  Any such adjustment to the bonus plan criteria shall be memorialized in a writing and attached to this Agreement.  Specifically, the bonus plan criteria for the Executive’s 2016 annual bonus will be determined by the Board during the first quarter of 2016.

5.4           Stock Options.  The Executive shall be eligible for stock options according to the terms of the applicable stock benefit plan; provided, however, that any such stock options during calendar year 2015 shall be deferred until September 1, 2015, and shall be subject to and contingent upon a satisfactory performance review of the Executive by the Board, which performance review shall take place after June 30, 2015.  The performance review described in this subsection is separate from, and in addition to, the annual performance review described above.

5.5           No Board Fees.  The parties acknowledge and agree that the Executive will not be paid a separate fee for his service on the Board of the Bank or the Company, and that the Base Salary provided for herein is intended to include compensation for such service.

6.           Benefits.  The Executive shall be eligible for all benefits which the Bank provides or makes available to its senior executives, including but not limited to health insurance, dental insurance, accident/disability insurance, life insurance, and participation in the Bank’s defined contribution plans.  The Executive’s eligibility for and participation in such benefit plans shall be in accordance with the terms and conditions of such plans, and Bank practices and policies, as established by the Bank and the applicable plan documents.  Such benefits are subject to change from time to time at the discretion of the Board and as business needs dictate, provided, however, that any such changes shall be generally applicable to all employees or to a specific class of employees.

7.           Paid Time Off.  Executive shall be eligible for paid time off each year, which paid time off shall include vacation time, sick time, personal time, holidays, and any other paid absence.  Executive’s entitlement to and usage of such paid time off benefits shall be in accordance with the Bank’s normal policies and practices with respect to such benefits for senior executives.  Any unused paid time off at the end of a calendar year, or upon the termination of Executive’s employment, shall be treated in accordance with the Bank’s normal policies and practices.

8.           Expense Reimbursement.  The Bank shall reimburse the Executive for reasonable business expenses which further the interests of the Bank.  The Bank also shall reimburse the Executive for reasonable travel expenses incurred while representing the Bank and attending professional or business development meetings.  The Executive shall be reimbursed for the foregoing expenses upon presentation of appropriate documentation to the Bank and in accordance with the Bank’s normal policies and practices.

9.           Termination.

9.1           Termination by Bank for Cause.  The parties agree that the Bank shall have the right to terminate this Agreement immediately upon written notice to the Executive if such termination is for cause.  In such event, the Executive shall have no further rights under this Agreement, and the Bank shall be liable to the Executive only for any accrued but unpaid compensation through the date of termination.  For purposes of this subsection, “cause” shall include: (a) any material misconduct by the Executive, as determined in the sole discretion of the Board; (b) any material breach of this Agreement by the Executive, as determined in the sole discretion of the Board; and (c) any conduct by the Executive which is contrary to the best interests of the Bank, as determined in the sole discretion of the Board.  The parties further agree that the Bank may terminate this Agreement for unsatisfactory performance by the Executive if, within thirty (30) days after the Bank has provided the Executive with written notice of such unsatisfactory performance, the Executive has failed to cure such unsatisfactory performance to the satisfaction of the Board.

                              9.2           Termination by Bank Without Cause.  The parties agree that the Bank may terminate this Agreement at any time without cause, provided that the Bank provides the Executive with ninety (90) days prior written notice of such termination.  During such ninety-day notice period, the Executive shall be expected to continue to fulfill his duties and responsibilities under this Agreement, and he shall be entitled to his normal compensation and benefits as set forth in this Agreement.  However, the Bank, at the sole discretion of the Board, may elect to waive such ninety-day notice period, and terminate this Agreement effective immediately, by paying the Executive a lump sum cash payment equivalent to the normal compensation and the value of the benefits, less withholdings required by law, which the Executive would have received had he remained employed for the remainder of such ninety-day notice period.  In the event of termination under this subsection 9.2, and providing that the Executive first executes the Separation Agreement and Release of Claims which is attached to this Agreement as Exhibit A and which is incorporated herein by reference, the Bank agrees to pay to the Executive, as liquidated damages, the Executive’s salary for a twelve (12) month period, commencing on  the final day of the afore-mentioned ninety-day notice period, payable in accordance with the normal payroll procedures of the Bank, less withholdings required by law.  The Executive agrees that he will not be entitled to any such payments unless and until he executes and returns the attached Separation Agreement and Release of Claims.  Notwithstanding the foregoing, in the event of termination under this subsection 9.2 within one (1) year of a Change in Control, as that term is defined in subsection 10.1 of this Agreement, the Executive shall be paid the benefits described in subsection 10.2 of this Agreement, and not the benefits described in this subsection 9.2.

9.3           Termination by Executive for Cause.  The parties agree that the Executive shall have the right to terminate this Agreement immediately upon written notice to the Bank if such termination is for cause.  For purposes of this subsection, "cause" shall include: any material breach of this Agreement by the Bank which the Bank fails to cure within thirty (30) days after receipt of a written demand from the Executive to cure such breach.  In the event of termination under this section 9.3, the Bank agrees to pay to the Executive, as liquidated damages, the Executive’s salary for the period in between the date of termination and the next Anniversary Date, and then for an additional twelve (12) month period, commencing on the next Anniversary Date, payable in accordance with the normal payroll procedures of the Bank, less withholdings required by law.

9.4           Termination by Executive Without Cause.  The parties agree that the Executive may terminate this Agreement at any time without cause, provided that the Executive provides the Bank with ninety (90) days prior written notice of such termination.  During such ninety-day notice period, the Executive shall be expected to continue to fulfill his duties and responsibilities under this Agreement, and he shall be entitled to his normal compensation and benefits as set forth in this Agreement.  In the event the Executive provides the Bank with such notice, the Bank may, at the sole discretion of the Board, elect to waive such ninety-day notice period, and terminate this Agreement effective immediately, by paying the Executive a lump sum cash payment equivalent to the normal compensation and the value of the benefits, less withholdings required by law, which the Executive would have received had he remained employed for the remainder of such ninety-day notice period.

9.5           Termination for Death.  This Agreement shall terminate automatically upon the death of the Executive, and the Bank shall be liable to the Executive’s estate only for any accrued but unpaid compensation through the date of the Executive’s death, together with any benefits which would otherwise be due or payable to the Executive’s estate upon the death of the Executive.

9.6           Termination by Bank for Disability.  The parties agree that the Bank may terminate this Agreement prior to the normal expiration of this Agreement as the result of the Executive’s disability, with the term “disability” meaning the Executive’s inability to perform the essential duties of his position with or without reasonable accommodation because of a medically determinable physical or mental impairment which lasts for ninety (90) days or longer.  In such a case, the Bank may terminate this Agreement effective immediately, and the Bank shall be liable to the Executive only for any accrued but unpaid compensation through the date of termination, together with any benefits which would otherwise be due or payable to the Executive by reason of such disability.

9.7           Termination from Board of Directors.  Upon the termination of this Agreement, regardless of the reason for such termination, the Executive’s position as a director of the Bank, a director of the Company, and a director or officer of any affiliate of the Bank, shall immediately terminate.

10.           Change in Control.

10.1           Definitions.

(a)  For purposes of this Agreement, a “Change in Control” shall mean a change in control of the Company or the Bank as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations promulgated thereunder, including the following:

(i) Change in ownership: A change in ownership of the Bank or the Company occurs on the date any one person or group of persons accumulates ownership of more than 50% of the total fair market value or total voting power of the Bank or the Company; or

(ii) Change in effective control: A change in effective control occurs when either: any one person or more than one person acting as a group acquires within a 12-month period ownership of stock of the Bank or Company possessing 35% or more of the total voting power of the Bank or Company; or  a majority of the Bank's or Company's Board of Directors is replaced during any 12-month period by Directors whose appointment or election is not endorsed in advance by a majority of the Bank's or Company's Board of Directors (as applicable), or

(iii) Change in ownership of a substantial portion of assets: A change in the ownership of a substantial portion of the Bank's or Company's assets occurs if, in a 12-month period, any one person or more than one person acting as a group acquires assets from the Bank or Company having a total gross fair market value equal to or exceeding 40% of the total gross fair market value of the Bank's or Company's entire assets immediately before the acquisition or acquisitions. For this purpose, "gross fair market value" means the value of the Bank's or Company's assets, or the value of the assets being disposed of, determined without regard to any liabilities associated with the assets.

(b)  For purposes of this Agreement, "Good Reason" shall mean a termination by the Executive following a Change in Control based on the following: a material diminution in the Executive's compensation, including Base Salary, bonus and stock options, as in effect immediately prior to the date of the Change in Control or as the same may be increased from time to time thereafter; a material diminution in the Executive's duties or responsibilities as in effect immediately prior to the Change in Control; or a demand that the Executive relocate to an unacceptable location.

10.2           Benefits Upon Termination Following a Change in Control.  If within twenty-four (24) months following the occurrence of a Change in Control this Agreement is (i) terminated by the Bank without cause pursuant to subsection 9.2 of this Agreement, or (ii) terminated by the Executive for Good Reason, as that term is defined in subsection 10.1 of this Agreement, then the Bank shall pay Employee a cash severance amount equal to two (2) times the Executive's Base Salary then in effect as of the date of such termination.  Said payment will be made to the Executive in either a lump sum cash payment within thirty (30) days of the date of such termination, or payable in accordance with the normal payroll procedures of the Bank over a twenty-four (24) month period, at the sole discretion of the Bank, and shall be reduced by any withholdings required by law or other withholdings authorized by Employee.  In addition, any stock options to which the Executive is entitled as of such termination shall be accelerated according to the terms of the applicable stock benefit plan.  Executive specifically acknowledges and agrees that he will not be entitled to any payments under this subsection 10.2 if this Agreement is terminated for any reason other than those reasons specified in this subsection 10.2.

10.3           Limitation of Payments upon Termination.  Any payments made to the Executive pursuant to subsection 10.2 of this Agreement are in lieu of any payments that may otherwise be owed to Executive under subsections 9.2 or 9.3 of this Agreement.  In the event Executive receives payments under subsection 10.2 of this Agreement, Executive will not be eligible to receive payments pursuant to subsections 9.2 or 9.3 of this Agreement.

11.           Restrictive Covenants.

11.1           Confidential Information.  The term “Confidential Information” shall include but not be limited to any information, knowledge or data with respect to the Bank’s business, finances, customers, employees, services, products, management, trade secrets, trademarks, copyrights, proprietary information, sales, marketing, computer systems, vendors, manuals, costs, pricing, information relating to past, present or prospective customers, and information belonging to the Bank’s customers.  All of the foregoing information, whether oral or written, together with any copies, abstracts, analyses, compilations, studies, notes, correspondence or other documents prepared for or by the Bank or Executive that contain or otherwise reflect Confidential Information, in any format, is included within the term Confidential Information.

11.2           Covenant Not to Disclose or Use.  Executive acknowledges and agrees that the Bank’s Confidential Information is regarded as valuable and as trade secrets by the Bank, and Executive covenants to the Bank to hold such Confidential Information in Executive’s strictest confidence and to not disclose at any time, directly or indirectly, such Confidential Information to any third party, or use such Confidential Information for Executive or for the benefit of any third party.  Executive further covenants to the Bank that at all times, both during the term of this Agreement and after the termination of this Agreement, regardless of the reason for such termination, Executive shall use the Confidential Information only on behalf of the Bank, and shall disclose it only to employees, representatives and authorized agents of the Bank with a need to know such information.  Upon termination of this Agreement, or upon the written request of the Bank, Executive shall immediately return to the Bank all Confidential Information, and Executive shall certify in writing to the Bank that Executive has not retained any Confidential Information.  Executive acknowledges and agrees that the Bank shall retain all ownership rights in and to the Confidential Information, and nothing contained in this Agreement or in any disclosure of Confidential Information shall be construed to grant Executive or any third party any licensure or other rights in or to the Confidential Information or any part or portion thereof.

11.3           Covenant Not to Solicit.  Executive acknowledges that the Bank’s present and prospective customers, as well as employees now or hereafter employed by the Bank, are an integral part of the Bank’s business, and that the loss of such customers, prospective customers and/or employees will have a substantial adverse effect on the Bank’s business.  Therefore, Executive covenants to the Bank that during the term of this Agreement and for a period of one (1) year following the termination of this Agreement, regardless of the reason for such termination, Executive will not, either directly or indirectly, solicit or accept business of the type then being conducted by the Bank from any person, company, corporation or other entity who was a customer of the Bank during the term of this Agreement or during the twelve (12) month period immediately prior to the Effective Date of this Agreement.  Executive further covenants to the Bank that during the term of this Agreement and for a period of one (1) year following the termination of this Agreement, regardless of the reason for such termination, Executive will not, either directly or indirectly, solicit or accept business of the type then being conducted by the Bank from any prospective customer with whom the Bank made contact during the term of this Agreement.  Further, during the term of this Agreement and for a period of one (1) year following the termination of this Agreement, regardless of the reason for such termination, Executive agrees that he will not, directly or indirectly, entice or induce any employee of the Bank to leave the employ of the Bank.

11.4           Reasonableness of Restrictive Covenants; Modification of Restrictive Covenants by Court.   Executive further acknowledges and agrees that the Covenant Not to Disclose or Use and Covenant Not to Solicit (collectively “the Restrictive Covenants”) set forth above are each reasonable in scope, duration and area, and are each reasonably necessary to protect the legitimate business interests of the Bank, and particularly the Bank’s interest in protecting its Confidential Information, customers and employees.  If any provision of the Restrictive Covenants is deemed by a court of competent jurisdiction to be unenforceable due to its scope, duration or geographic area, the parties intend and agree that the court making such determination shall have the power and authority to modify such scope, duration or geographic area to what the court considers reasonable, and such provision shall be enforced in such modified form.  Executive agrees that the enforcement of the Restrictive Covenants in this Agreement do not prevent Executive from earning a livelihood.

11.5           Effect of Termination; Survival of Restrictive Covenants.  The Restrictive Covenants in this Agreement shall survive the termination of this Agreement, regardless of the reason for such termination.

11.6           Claim by Executive.  Executive agrees that any claim by him against the Bank shall not constitute a defense to the Bank’s enforcement of the Restrictive Covenants.

11.7           Subsequent Employment.  Executive agrees that upon termination of this Agreement, and for one year thereafter, Executive will inform the Bank where Executive is employed.

11.8           Tolling of Restrictive Covenants.  The Restrictive Covenants shall not run during any time in which Executive is in violation of any Restrictive Covenant.  The time period set by any injunction order entered pursuant to this Agreement shall commence at the time said injunction is granted by the court, and not from the termination of Executive’s employment.

11.9           Injunctive Relief.  Executive acknowledges and agrees that the Bank will suffer immediate and irreparable harm in the event Executive fails to comply with the terms of the Restrictive Covenants set forth herein, and that monetary damages alone will be inadequate to compensate the Bank for such breach.  Accordingly, Executive agrees that the Bank, in addition to any other remedies available to it at law or in equity, will be entitled to temporary, preliminary and permanent injunctive relief to enforce the terms of this Agreement, without prejudice to any of the Bank’s other legal or equitable remedies available to it.

11.10                      Attorney Fees. Executive shall be liable for all damages, costs and attorney fees incurred by the Bank in enforcing the terms of this Agreement if a court of competent jurisdiction finds that Executive has breached any term of this Agreement.

12.           Required Regulatory Provisions.

12.1           The Bank may terminate Executive’s employment at any time, but any such termination shall be subject to the terms of this Agreement.

12.2           If Employee is suspended from office and/or temporarily prohibited from participating in the conduct of the Bank's affairs by a notice served under Section 8(e)(3) (12 U.S.C. 1818(e)(3)) or 8(g)(1) (12 U.S.C. 1818(g)(1)) of the Federal Deposit Insurance Act, the Bank's obligations under this Agreement shall be suspended as of the date of service, unless stayed in appropriate proceedings. If the charges in the notice are dismissed, the Bank may in its discretion (i) pay Employee all or part of the payment withheld, if any, while its contract obligations were suspended and (ii) reinstate (in whole or in part) any of its obligations which were suspended, if any.

12.3           If Employee is removed and/or permanently prohibited from participating in the conduct of the Bank's affairs by an order issued under Section 8(e)(4) (12 U.S.C. 1818(e)(4)) or 8(g)(1) (12 U.S.C. 1818(g)(1)) of the Federal Deposit insurance Act, all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

12.4           If the Bank is in default as defined in Section 3(x)(1) (12 U.S.C. 1818(x)(1)) of the Federal Deposit Insurance Act, all obligations of the Bank under this Agreement shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.

12.5           All obligations under this Agreement shall be terminated, except to the extent determined that continuation of the contract is necessary for the continued operation of the Bank, (i) by the Office of the Comptroller of the Currency or his or her designee, at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) (12 U.S.C. 1823(c)) of the Federal Deposit Insurance Act; or (ii) by the Director or his or her designee at the time the Director or his or her designee approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the Director to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action.

12.6           Notwithstanding anything herein contained to the contrary, any payments to Employee by the Bank, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1828(k), and the regulations promulgated thereunder in 12 C.F.R. Part 359.

12.7           Notwithstanding anything else in this Agreement, Employee's employment shall not be deemed to have been terminated unless and until the Employee has a Separation from Service within the meaning of Section 409A of the Code. For purposes of this Agreement, a "Separation from Service" shall have occurred if the Bank and Employee reasonably anticipate that either no further services will be performed by the Employee after the date of the termination (whether as an employee or as an independent contractor) or the level of further services performed will be less than 50% of the average level of bona fide services in the thirty-six (36) months immediately preceding the termination. For all purposes hereunder, the definition of Separation from Service shall be interpreted consistent with Treasury Regulation Section 1.409A 1(h)(ii). If Employee is a "Specified Employee," as defined in Code Section 409A and any payment to be made under this Agreement shall be determined to be subject to Code Section 409A, then if required by Code Section 409A, such payment or a portion of such payment (to the minimum extent possible) shall be delayed and shall be paid on the first day of the seventh month following Employee's Separation from Service.

13.           Entire Agreement; Modification; Waiver.  This Agreement constitutes the entire understanding of the parties hereto and supersedes any and all prior or contemporaneous representations or agreements, whether written or oral, between the parties, and cannot be changed or modified unless in writing signed by the parties hereto.  No delay or failure to enforce any provision of this Agreement shall constitute a waiver or limitation of rights enforceable under this Agreement by either party.

14.           Severability.  The terms of this Agreement are severable such that if any term or provision is declared by a court of competent jurisdiction to be illegal, void, or unenforceable, the remainder of this Agreement shall continue to be valid and enforceable.

15.           Arbitration.  Except for any action brought by the Bank to enforce the terms of section 11 of this Agreement (Restrictive Covenants), any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by binding arbitration, as an alternative to civil litigation and without any trial by jury to resolve such claims, conducted by a single arbitrator, mutually acceptable to the Bank and Executive, sitting in a location selected by the Bank within twenty-five (25) miles from the main office of the Bank, in accordance with the rules of the American Arbitration Association's National Rules for the Resolution of Employment Disputes then in effect.  The arbitrator shall be bound by applicable Ohio statutes, regulations and rules of procedure, and the arbitrator should permit reasonable discovery, issue subpoenas, decide arbitrability issues, preserve order and privacy in the hearings, rule on evidentiary matters, determine the close of the hearing and the procedures for post-hearing submissions, and issue an award resolving the submitted dispute.  The arbitrator shall also have authority to rule on motions to dismiss and motions for summary judgment, pursuant to the standards set forth in the Federal Rules of Civil Procedure and/or applicable Ohio state law.  The arbitrator shall be able to apply substantive law as well as the law that allocates burdens of proof.   Judgment may be entered on the arbitrator's award in the venue provided for in section 16 of this Agreement.

16.           Governing Law; Venue.  This Agreement shall be interpreted in accordance with the laws of the State of Ohio, except to the extent superseded by federal law, and venue for any proceedings arising out of this Agreement shall be the courts of Hamilton County, Ohio.

17.           Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, Executive and the Bank and their respective successors and assigns.

IN WITNESS WHEREOF, the Bank and the Company have caused this Agreement to be executed by their duly authorized representatives, and Executive has signed this Agreement, all as of the date first written above.

CHEVIOT SAVINGS BANK

By:  /s/ Robert L. Thomas
       Chairman of its Board of Directors

CHEVIOT FINANCIAL CORP.

By: /s/ Robert L. Thomas
       Chairman of its Board of Directors

EXECUTIVE

By: /s/ Mark T. Reitzes
       Mark Reitzes

EXHIBIT A TO EMPLOYMENT AGREEMENT

SEPARATION AGREEMENT AND RELEASE OF CLAIMS

This Separation Agreement and Release of Claims ("the Agreement") is made and entered into on this ______ day of _____________, 20____, by and between Cheviot Savings Bank, an Ohio-chartered stock savings and loan association (“the Bank”) and Mark Reitzes (“the Executive”).  Any reference to the “Company” shall mean Cheviot Financial Corp., the holding company of the Bank.  The Company is a signatory to this Agreement for the purpose of guaranteeing the Bank’s performance hereunder.

WHEREAS, Executive is employed as President and Chief Executive Officer of the Bank pursuant to an Employment Agreement entered into on or about April 15, 2015 (“the Employment Agreement”);

WHEREAS, the Employment Agreement has been terminated by the Bank without cause pursuant to subsection 9.2 of the Employment Agreement;

WHEREAS, the Bank wishes to enter into this Agreement in order to provide severance compensation to the Executive, and in order to obtain a release of claims from the Executive; and

WHEREAS, the parties now wish to resolve any and all employment and severance matters at this time.

NOW, THEREFORE, in consideration of the mutual covenants herein, the fairness and adequacy thereof being stipulated by the parties, the Bank and the Executive hereby agree as follows:

1.           Termination of Employment Agreement. The parties agree that the Employment Agreement shall terminate as of _______________, 20___ (“the Effective Date of Termination”).  As of the Effective Date of Termination, the Executive’s employment relationship with the Bank and the Company, including his position(s) on the Board of Directors of the Bank and/or the Company, shall terminate.  Only those provisions of the Employment Agreement specifically stated therein as surviving the termination of the Employment Agreement, including but not limited to the payment provisions in section 9.2 of the Employment Agreement and the Restrictive Covenants contained in section 11 of the Employment Agreement, shall survive the termination of the Employment Agreement.

2.           Return of Property.  Executive agrees to return to the Bank any and all property belonging to the Bank, including but not limited to office keys, documents, electronic information, financial information, and any records of any kind, in any format, on the Effective Date of Termination.  Executive understands that no payments will be made to him under this Agreement until all such property is returned.

3.           Consideration.  In consideration of Executive’s release of claims, and his other agreements herein, the Bank agrees to provide the following severance consideration:

i)           Payment, in lieu of notice, according to the provisions set forth in section 9.2 of the Employment Agreement. Such payments will commence on the first pay period following the eighth day after Executive executes this Agreement and returns all property belonging to the Bank.

            ii)              Executive shall not be entitled to accrue, or otherwise be eligible for, any benefits after the Effective Date of Termination.  Executive may utilize COBRA benefits at his sole expense and according to applicable law.

4.           Satisfaction of Claims. Executive acknowledges and agrees that the amounts agreed to be paid to him herein fully and completely satisfy all claims for monies or benefits owed to him by the Bank.  Executive further acknowledges that the consideration provided in this agreement by the Bank for the release of all claims, including the release of Age Discrimination and Employment Act (“ADEA”) claims, is above and beyond that to which he is already entitled.

5.           Release from Executive to the Bank.  As a material inducement to the Bank to enter into this Agreement,  Executive for himself and for his personal representatives, heirs and assigns fully, completely, irrevocably and unconditionally hereby releases, acquits and forever discharges and covenants not to sue the Bank, the Company, and any affiliate of the Bank or the Company, and their officers, directors, employees, successors and assigns, from any and all claims, rights, demands, causes of action, suits, arbitrations or grievances arising out of or relating to Executive’s employment with the Bank, including but not limited to claims for breach of contract, claims arising under or related to the Employment Agreement, claims for age discrimination under federal and state law, any other claims for discrimination, and any other common law or statutory claims arising out of or relating to Executive’s employment with the Bank and/or his position(s) on the Board of Directors of the Bank and the Company.  The foregoing release shall include any and all such claims which Executive could have asserted up to and through the date on which this Agreement is executed by Executive, or the Effective Date of Termination, whichever date occurs later.  However, the foregoing release shall not include claims for benefits under tax-qualified plans or other benefit plans in which Executive is vested, or claims with respect to the Bank’s obligations set forth in this Agreement.  Executive agrees that he cannot waive his right to file a charge with the Equal Employment Opportunity Commission or Department of Labor, but should such a charge be filed, he waives his right to receive any monetary relief from such charge(s).  Executive also waives any right to payment of attorney's fees which might have been incurred by him in connection with this Agreement or any claims released herein.

6.           Age Discrimination in Employment Act Release; Executive’s Rights Under the Older Workers Benefit Protection Act.   Executive specifically agrees to release all claims under the Age Discrimination in Employment Act.  In compliance with the rights afforded him under the Older Workers Benefit Protection Act, he is: (i) offered twenty-one (21) calendar days in which to review the terms and effects of this Agreement in its entirety with an attorney of his choice; (ii) advised to consult with an attorney; and (iii) afforded for a period of seven (7) calendar days following the execution of this Agreement the right to revoke this Agreement by notifying the Bank in writing of such revocation. If he exercises his revocation rights, the Bank has the right to revoke the remainder of this Agreement.

7.           Release from the Bank to Executive.  The Bank for itself and the Company, and any affiliate of the Bank or the Company, and their officers, directors, employees, successors and assigns fully, completely, irrevocably and unconditionally hereby releases, acquits and forever discharges and covenants not to sue Executive, his personal representatives, heirs and assigns, from any and all claims, rights, demands, causes of action, suits, arbitrations or grievances arising out of or relating to Executive’s employment with the Bank, including but not limited to claims for breach of contract, claims arising under or related to the Employment Agreement, and any other common law or statutory claims arising out of or relating to Executive’s employment with the Bank and/or his position(s) on the Board of Directors of the Bank and/or the Company.  The foregoing release shall include any and all such claims which the Bank could have asserted up to and through the date on which this Agreement is executed by Executive, or the Effective Date of Termination, whichever date occurs later.

8.           Non-Disparagement.  Both parties acknowledge the importance of the other party's excellent reputation in the community. Therefore, as a material inducement for both parties to enter into this Agreement, both parties agree that they shall not make any disparaging or negative statements, oral or written, to anyone concerning or in any way relating to the other hereafter from the date of this Agreement.

9.           Confidentiality. Both parties agree that following the execution of this Agreement, they will not disclose or cause or allow to be disclosed the existence of this Agreement or any of its terms, conditions, amounts or other details except to the Bank’s Board of Directors, or to legal counsel, or as is necessary to limit tax liability, or as otherwise required by law, including disclosure to the SEC, or any other appropriate regulatory agency, on an SEC Form 8-K.  Both parties acknowledge that these promises of confidentiality are material to this Agreement and the parties' obligations hereunder.

10.           Liquidated Damages.   Executive agrees that any violation by the Executive of sections 5, 6, 8 or 9 of this Agreement shall constitute a material breach of this Agreement and shall subject Executive to liability for payment of liquidated damages to the Bank.  Said liquidated damages shall be the full amount of the funds provided for in subsection 3(i) of this Agreement, together with reasonable attorney fees incurred by the Bank in connection with the recovery and collection of the liquidated damages, and any other relief provided by law or equity.

11.           Offer of Compromise.  The parties agree that this Agreement is made in the interest of anticipating and fully and forever compromising, settling and resolving all unsettled issues, matters, disputes and potential claims between the parties hereto.  Nothing contained in this Agreement shall constitute any acknowledgment or admission of liability by the Bank. The parties agree that this Agreement is tendered with the intent to compromise and settle claims or potential claims between the parties.  Because the Agreement is an offer of settlement, the terms are privileged and confidential pursuant to the applicable Ohio and Federal Rules of Evidence.  The parties agree and acknowledge that this Agreement shall not be used for any purpose other than settling the claims contained herein.

12.           Cooperation/Compliance.   Executive agrees to fully cooperate with the Bank in performing his work duties in a diligent and satisfactory manner, and complying with the Bank’s rules and policies, up to and through the Effective Date of Termination.  In the event Executive fails to cooperate in such a manner, the Bank may require Executive to leave the employ of the Bank immediately, and the date on which Executive is required to leave the employ of employer shall become the Effective Date of Termination for purposes of this Agreement.  Executive acknowledges and agrees that he has fulfilled his responsibilities under the Bank’s financial policies, business compliance policies, and business ethics policies to the best of his knowledge and belief.  He agrees that he will not pursue any legal action nor will he be a party to any legal action against the Bank.  After the date of this Agreement, he agrees that he will not provide to any person, party or entity any factual information, documents or opinions about such factual information relating to the Bank’s financial information, regulatory compliance or corporate compliance; provided however, that in the event any state or federal government authority or regulatory agency investigates the Bank or any of its Executives, he agrees to be forthcoming with any information he may have.  the Bank agrees to provide Executive with access to any documentation utilized or prepared by Executive while employed at the Bank in the event he is requested to respond to any audit, investigation, regulatory, legal or judicial proceeding of any nature whatsoever, upon written notification to the Bank.  Further, Executive agrees to assist and cooperate with the Bank and its insurance carriers with regard to any claims or lawsuits relating to any action occurring while he was employed by the Bank.

13.           Arbitration.  Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by binding arbitration, as an alternative to civil litigation and without any trial by jury to resolve such claims, conducted by a single arbitrator, mutually acceptable to the Bank and Executive, sitting in a location selected by the Bank within twenty-five (25) miles from the main office of the Bank, in accordance with the rules of the American Arbitration Association's National Rules for the Resolution of Employment Disputes then in effect.  The arbitrator shall be bound by applicable Ohio statutes, regulations and rules of procedure, and the arbitrator should permit reasonable discovery, issue subpoenas, decide arbitrability issues, preserve order and privacy in the hearings, rule on evidentiary matters, determine the close of the hearing and the procedures for post-hearing submissions, and issue an award resolving the submitted dispute.  The arbitrator shall also have authority to rule on motions to dismiss and motions for summary judgment, pursuant to the standards set forth in the Federal Rules of Civil Procedure and/or applicable Ohio state law.  The arbitrator shall be able to apply substantive law as well as the law that allocates burdens of proof.  Judgment may be entered on the arbitrator's award in the venue provided for in section 16 of this Agreement.  This arbitration provision shall not apply to any action brought by the Bank to enforce the terms of section 11 of the Employment Agreement.

14.           Attorney Fees.  Executive shall be liable for all damages, costs and attorney’s fees incurred by the Bank in enforcing the terms of this Agreement if a court of competent jurisdiction or arbitration tribunal finds that Executive has breached any term or provision of this Agreement.

15.           Severability.  The parties agree that the provisions of this Agreement are severable, and if any part of this Agreement is found to be unenforceable, the other parts shall remain fully valid and enforceable.

16.           Choice of Law and Venue.  This Agreement shall be governed by and construed according to the laws of the State of Ohio, except to the extent superseded by federal law, and the exclusive venue for any claim related to this Agreement shall be the courts of Hamilton County, Ohio.

17.           Entire Agreement.  This Agreement represents the entire Agreement between the parties.  Any prior or contemporaneous agreement between the parties, either oral or written, concerning or related to the subject matter of this Agreement, is hereby replaced and superseded by this Agreement.

18.           Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, Executive and the Bank and their respective successors and assigns.

IN WITNESS WHEREOF, the Bank and the Company have caused this Agreement to be executed by their duly authorized representatives, and Executive has signed this Agreement, all as of the date first written above.

CHEVIOT SAVINGS BANK

By:
       Chairman of its Board of Directors

CHEVIOT FINANCIAL CORP.

By:
       Chairman of its Board of Directors

EXECUTIVE

By:
       Mark Reitzes